PURCHASE AGREEMENT



                                       by

                                       and

                                     between


                                HAL Antillen N.V.

                                       and

                   Ambassadors International Cruise Group, LLC






                            Dated: February 21, 2007

                                TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS...............................................................1

ARTICLE 2. PURCHASE AND SALE OF SHARES...............................................8
                  2.1      Purchase and Sale of Shares...............................8
                  2.2      Purchase Price............................................8
                  2.3      Adjustments to Purchase Price.............................8
                  2.4      The Closing...............................................9
                  2.5      Deliveries at the Closing.................................9

ARTICLE 3. REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER AND BUYER...........11
                  3.1      Representations and Warranties of Seller.................11
                  3.2      Representations and Warranties of Buyer..................12

ARTICLE 4. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY....................12
                  4.1      Entity Status............................................13
                  4.2      No Violation.............................................13
                  4.3      Brokers' Fees............................................13
                  4.4      Capitalization...........................................13
                  4.5      Acquired Subsidiaries....................................14
                  4.6      Financial Statements; Undisclosed Liabilities............14
                  4.7      Subsequent Events........................................14
                  4.8      Legal Compliance.........................................16
                  4.9      Tax Matters..............................................16
                  4.10     Real Property............................................17
                  4.11     Intellectual Property....................................17
                  4.12     Contracts................................................18
                  4.13     Insurance................................................19
                  4.14     Litigation...............................................20
                  4.15     Employees................................................20
                  4.16     Environmental, Health, and Safety Matters................20
                  4.17     Permits..................................................21
                  4.18     Vessels..................................................21
                  4.19     Title to Vessels.........................................22
                  4.20     Representations Complete.................................22

ARTICLE 5. INTENTIONALLY OMITTED....................................................22

ARTICLE 6. PRE-CLOSING COVENANTS....................................................22
                  6.1      General..................................................23
                  6.2      Notices and Consents.....................................23
                  6.3      Operation of Business....................................23
                  6.4      Full Access..............................................23
                  6.5      Notice of Developments...................................23
                  6.6      Exclusivity..............................................24
                  6.7      Confidentiality; Publicity...............................24
                  6.8      Affiliated Transactions..................................25
                  6.9      February Financial Statements............................25
                  6.10     Transfer of Wind Surf....................................25
                  6.11     Employee Matters.........................................25
                  6.12     Berthing Arrangements....................................25
                  6.13     Customer Information.....................................26
                  6.14     Contracts................................................26

ARTICLE 7. POST-CLOSING COVENANTS...................................................26
                  7.1      General..................................................26
                  7.2      Litigation Support.......................................26
                  7.3      Vessel Certificates......................................26
                  7.4      Drydock of Vessels.......................................27
                  7.5      Transfer Taxes...........................................27
                  7.6      Employment Matters.......................................27
                  7.7      Audited Financial Statements.............................27

ARTICLE 8. CLOSING CONDITIONS.......................................................28
                  8.1      Conditions Precedent to Obligation of Buyer..............28
                  8.2      Conditions Precedent to Obligation of Seller.............29

ARTICLE 9. TERMINATION..............................................................30
                  9.1      Termination of Agreement.................................30
                  9.2      Effect of Termination....................................30

ARTICLE 10. INDEMNIFICATION.........................................................31
                  10.1     Survival of Representations and Warranties...............31
                  10.2     Indemnification by Seller................................31
                  10.3     Indemnification by Buyer.................................31
                  10.4     Indemnification Claim Procedures.........................32
                  10.5     Limitations on Indemnification Liability.................33

ARTICLE 11. MISCELLANEOUS...........................................................34
                  11.1     Entire Agreement.........................................34
                  11.2     Successors...............................................34
                  11.3     Assignments..............................................34
                  11.4     Notices..................................................34
                  11.5     Specific Performance.....................................35
                  11.6     Submission to Jurisdiction; Venue........................35
                  11.7     Time.....................................................36
                  11.8     Counterparts.............................................36
                  11.9     Headings.................................................36
                  11.10    Governing Law............................................36
                  11.11    Amendments and Waivers...................................36
                  11.12    Severability.............................................36
                  11.13    Expenses.................................................36
                  11.14    Construction.............................................36
                  11.15    Incorporation of Exhibits, Annexes, and Schedules........37
                  11.16    Remedies.................................................37

Exhibits
--------

Exhibit A         First Preferred Mortgages
Exhibit B         Pledge Agreement
Exhibit C         Security Agreement
Exhibit D         Transition Services Agreement
Exhibit E         Buyer Note
Exhibit F         Seller's Certificate
Exhibit G         Seller's Certificate by Attorney-in-Fact
Exhibit H         Buyer's Officers' Certificate
Exhibit I         Buyer's Secretary's Certificate
Exhibit J         Legal Opinion of Buyer's Counsel
Exhibit K         Deeds of Covenants
Exhibit L         Subsidiary Guarantee
Exhibit M         Parent Guarantee
Exhibit N         Legal Opinion of Seller's Counsel
Exhibit O         Trademark License Agreement

                               Purchase Agreement



     This Purchase Agreement (this "Agreement"), dated as of February 21, 2007, is by and between HAL Antillen N.V., a Netherlands Antilles corporation ("HAL Antillen" or "Seller"), and Ambassadors International Cruise Group, LLC, a Marshall Islands limited liability company ("Buyer"). Together, Seller and Buyer are referred to herein as the "Parties."

                                    RECITALS:

     A. HAL Antillen owns all of the issued and outstanding ordinary and redeemable preference shares (together, the "Shares") of Windstar Sail Cruises Limited (the "Company"). The Company indirectly owns, (i) through Wind Star Limited, the "Wind Star" (a Bahamian vessel with Registration Number 710711 and Call Sign C6CA9) (the "Wind Star") and (ii) through Wind Spirit Limited, the "Wind Spirit" (a Bahamian vessel with Registration Number 711121 and Call Sign C6CY9) (the "Wind Spirit" and, together with the Wind Star and Wind Surf (defined below), the "Vessels").

     B. HAL Antillen also owns the "Wind Surf" (a Netherlands Antilles vessel with Registration Number 716016 and Call Sign PHHZ) (the "Wind Surf"). At or prior to the closing of the transactions contemplated by this Agreement, as further set forth herein, the Parties intend that HAL Antillen will transfer its ownership in the Wind Surf to a newly formed Bahamas corporation that is a wholly-owned subsidiary of the Company ("Surf Limited").

     C. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares in accordance with the terms and subject to the conditions set forth in this Agreement.

                                   AGREEMENT:

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, Buyer and Seller agree as follows: ARTICLE 1. DEFINITIONS

     "Acquired Entities" means (a) the Company, (b) Wind Star Limited, (c) Wind Spirit Limited and (d) Surf Limited.

     "Acquired Subsidiaries" means Wind Star Limited, Wind Spirit Limited and Surf Limited.

     "Action" means any action, appeal, petition, plea, complaint, suit, litigation, arbitration, mediation, hearing, or proceeding.

     "Actuarial Study" is defined in Section 6.11(b).

     "Affiliate" with respect to any specified Person means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.

         "Affiliated Group" means any affiliated group under Code Section 1504(a) or any similar group defined under provisions of applicable Law.

     "Agreement" is defined in the preamble to this Agreement.

     "Ancillary Agreements" means the Buyer Note, the Subsidiary Guarantee, the Parent Guarantee, the Pledge Agreement, the Security Agreement, the First Preferred Mortgages, the Deeds of Covenants, the Transition Services Agreement and the Trademark License Agreement.

     "Audit Notice" is defined in Section 2.3(b).

     "Audited Financial Statements" is defined in Section 0.

     "Audited March Financial Statements" is defined in Section 2.3(b).

     "Auditor's Conclusive Cash Payment" is defined in Section 2.3(b).

     "Balance Sheet Date" means the last day of the month immediately preceding the date of execution of this Agreement.

     "Buyer" is defined in the preamble to this Agreement.

     "Buyer  Indemnified  Parties"  means  Buyer  and its  officers,  directors,
managers,   employees,   agents,   representatives,   controlling  Persons,  and
stockholders, and their Affiliates.

     "Buyer Note" is defined in Section 2.2(a).

     "Buyer's Knowledge" means, with respect to Buyer, the actual conscious knowledge of the following individuals: Joe Ueberroth, David Giersdorf, Brian Schaefgen, Joseph McCarthy and, as to the Vessels, in addition to the foregoing individuals, the representatives of V-Ships retained by Buyer to conduct inspections of the Vessels.

     "Cash Payment" is defined in Section 2.2(b).

     "Cash Payment Difference" is defined in Section 2.3(c).

     "Closing" is defined in Section 2.4.

     "Closing Date" is defined in Section 2.4.

     "Code" means the Internal Revenue Code of 1986 as amended and any successor thereto.

     "Company" is defined in the recitals of this Agreement.

     "Conclusive Cash Payment" is defined in Section 2.3(a).

     "Confidential Information" means any information concerning the businesses and affairs of Buyer, Seller or the Company.

     "Consent" means any consent, approval, notification, waiver, or other similar action.

     "Contract" means any contract, agreement, arrangement or commitment.

     "Crew Members" is defined in Section 4.15(a).

     "Damages" means all damages, losses, Liabilities, or expenses, including fines, penalties, and reasonable fees and expenses of outside attorneys, accountants, and other professional advisors.

     "Deeds of Covenants" means the Deeds of Covenants relating to the First Preferred Mortgages, in substantially the form of Exhibit K.

     "Disclosure Schedule" is defined in ARTICLE 4.

     "Encumbrance" means any lien, pledge, charge, easement, security interest, deed of trust, mortgage, right-of-way, encumbrance or other similar right of third parties.

     "Environmental, Health, and Safety Requirements" means all Laws concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, control, or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

     "Equity Interest" means (a) with respect to a corporation, any and all shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and (c) any other direct equity ownership or participation in a Person.

     "Expiration Date" means April 3, 2007.

     "February Financial Statements" is defined in Section 6.9.

     "Final Purchase Price" is defined in Section 2.3(e).

     "First Preferred Mortgages" means the First Preferred Mortgages evidencing a security interest in the Vessels following the Closing to secure payment of the Buyer Note and the other obligations of Buyer and the Acquired Entities set forth in the applicable security documents, in substantially the form of Exhibit A.

     "GAAP" means United States generally accepted accounting principles as in effect at the time any applicable financial statements were or are prepared.

         "Governmental Body" means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

     "HAL Antillen" is defined in the preamble to this Agreement.

     "HSR Act" is defined in Section 3.1(c).

     "Indemnification Claim" is defined in Section 10.4(a).

     "Indemnified Parties" means, individually and as a group, the Seller Indemnified Parties and the Buyer Indemnified Parties.

     "Indemnitor" means any Party having any Liability to any Indemnified Party with respect to an Indemnification Claim under this Agreement.

     "Intellectual Property" means any: (a) copyrights in both published works and unpublished works, (b) fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks, and applications for such registrations, (c) any (i) patents and patent applications, and (ii) business methods, inventions, and discoveries that may be patentable, (d) computer software or middleware, and (e) know-how, trade secrets, confidential information, customer lists, software (source code and object code), technical information, data, process technology, plans, drawings, and blue prints.

     "Jacobs Litigation" is defined in Section 10.2(c).

     "Law" means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Body, each as amended.

     "Liability" means any liability, claim, loss, or obligation, whether known or unknown, asserted or unasserted, absolute or contingent or otherwise, matured or unmatured, secured or unsecured, conditional or unconditional, accrued or unaccrued, or due or to become due.

     "March Financial Statements" is defined in Section 2.3(a).

     "Material Adverse Effect" means a change in the condition (financial or otherwise), properties, assets, Liabilities, rights, obligations or operations, which change (or effect), individually or in the aggregate, could reasonably be expected to be materially adverse to the business of the relevant Person or to the ability of any party to consummate the Transactions contemplated under this Agreement. In the case of a Material Adverse Effect with respect to the Company, it will be viewed in the context of the Acquired Entities (assuming the transfer of the Wind Surf to Wind Spirit Limited has already occurred) taken together.

     "Order" means any order, ruling, decision, verdict, award, decree, writ, mandate, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Body, arbitrator, or mediator.

     "Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

     "Parent   Guarantee"   means  the  Performance   Guarantee  by  Ambassadors
International, Inc., guaranteeing certain obligations, in substantially the form of Exhibit M.

     "Parties" is defined in the preamble to this Agreement.

     "Permit" means any permit, license, certificate, approval, consent, notice, franchise, registration, waiver, filing, or other similar authorization required by any Law or Governmental Body.

     "Permitted Encumbrances" means:

     (a) Encumbrances for crew wages (including wages of the Master) accrued for not more than thirty (30) days;

     (b) Encumbrances for Taxes, assessments, governmental charges, fines and penalties not at the time delinquent;

     (c) mechanics', carriers', workers' and repairers' and other similar Encumbrances;

     (d) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

     (e) deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (f)  Encumbrances  for  tort  claims  covered  by  insurance,   subject  to
applicable deductibles;

     (g) Port, canal and other waterway dues and pilotage accrued for not more than thirty (30) days; and

     (f) any other Encumbrances which Buyer has approved in writing;

provided that any of the foregoing that are required under GAAP to be reflected in the February Financial Statements are in fact reflected in such financial statements.

     "Person" means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Body.

     "Pledge Agreement" means the Pledge Agreement relating to pledge of the Shares by Buyer at the Closing to secure payment of the Buyer Note and the other obligations of Buyer and the Acquired Entities set forth in the applicable security documents, in substantially the form of Exhibit B.

     "Purchase Price" is defined in Section 2.2.

     "Security Agreement" means the Security Agreement relating to the security interest in the Vessels and the Shares following the Closing to secure payment of the Buyer Note and the other obligations of Buyer and the Acquired Entities set forth in the applicable security documents, in substantially the form of Exhibit C.

     "Seller" is defined in the preamble to this Agreement.

     "Seller Indemnified Parties" means Seller and its officers, directors, managers, employees, agents, representatives, controlling Persons, stockholders, and their Affiliates.

     "Seller's Knowledge" means the actual conscious knowledge of the following individuals: Stein Kruse, Dan Grausz, Larry Calkins and Kelly Clark.

     "Shares" is defined in the recitals of this Agreement.

     "Subsidiary Guarantee" means the Guarantee by each of the Acquired Entities, guaranteeing the obligations of Buyer under the Buyer Note and other Security Documents, in substantially the form of Exhibit L.

     "Surf Limited" is defined in the recitals of this Agreement.

     "Tax" means (i) any federal, provincial, territorial, state, municipal, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, documentary stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, mortgage recording, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, in each case, whether disputed or not, (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii).

     "Tax Parent" means the first entity in the chain of ownership above HAL Antillen which is the 100% beneficial owner of HAL Antillen and which is treated as a taxpayer for U.S. Federal Tax purposes.

     "Tax Return" means any return, declaration, report, claim for refund, information return or statement or other forms or documents relating to Taxes required to be filed or maintained with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.

     "Termination Date" means the earlier to occur of (a) the Expiration Date and (b) the date on which this Agreement is terminated pursuant to Section 9.1 (other than Section 9.1(a)).

     "Threshold Amount" is defined in Section 10.5(a).

     "Transaction Documents" means this Agreement and the Ancillary Agreements.

     "Trademark License Agreement" means the Trademark License Agreement between HAL Antillen and the Company in substantially the form of Exhibit O.

     "Transactions" means (a) the sale of the Shares by Seller to Buyer and Buyer's delivery of the Purchase Price therefor, (b) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection herewith, and (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement.

     "Transition Services Agreement" means the Transition Services Agreement between Holland America Line Inc. and Buyer containing the terms and conditions of certain services that Holland America Line Inc. will provide to Buyer in connection with the operation of the Company after the Closing, in substantially the form of Exhibit D.

     "Treas.   Reg."  means  the  proposed,   temporary  and  final  regulations
promulgated under the Code.

     "Vessels" is defined in the recitals of this Agreement.

     "Wind Spirit" is defined in the recitals of this Agreement.

     "Wind Star" is defined in the recitals of this Agreement.

     "Wind Surf" is defined in the recitals of this Agreement.

     "Windstar Passenger Records" are any records of Persons who have only been passengers on one or more of the Wind Star, Wind Spirit or Wind Surf, but have not been passengers on any other vessel of Seller or its Affiliates.

         "Windstar Plan" is defined in Section 6.11(b).

     "Windstar Plan Eligible Employees" is defined in Section 6.11(b).

                                   ARTICLE 2.
                          PURCHASE AND SALE OF SHARES

     2.1 Purchase and Sale of Shares. On the terms and subject to the conditions of this Agreement, for the consideration specified in Section 2.2, Buyer agrees to purchase from HAL Antillen, and HAL Antillen agrees to sell to Buyer, the Shares.

     2.2 Purchase Price. As consideration for the sale of the Shares to Buyer, Buyer shall deliver (or cause to be delivered) to Seller the following (together, the "Purchase Price"):

          (a) a promissory note, executed by Buyer in favor of the Person designated by Seller, in the amount of sixty million dollars ($60,000,000), substantially in the form of Exhibit E (the "Buyer Note"); and

          (b) cash by wire transfer to the account designated in writing by Seller in an amount (the "Cash Payment") equal to (i) the amount reflected as shareholders' equity on the balance sheet contained in the February Financial Statements, minus (ii) sixty million dollars ($60,000,000), plus
     (iii) any payables owed by any Acquired Entity to HAL Antillen or its other Affiliates reflected on the balance sheet contained in the February Financial Statements, minus (iv) any payables owed by HAL Antillen or its other Affiliates to any Acquired Entity reflected on the balance sheet contained in the February Financial Statements, plus (v) any amounts owing to Seller pursuant to Section 6.10.

     2.3 Adjustments to Purchase Price. The Purchase Price may be adjusted in the following manner:

          (a) Within 60 days after Closing, Seller will deliver to Buyer unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow for the Company and with respect to the Wind Surf as of and for the period ended March 31, 2007 (the "March Financial Statements"), together with a recalculation of the Cash Payment based on the balance sheet contained in the March Financial Statements (instead of the February Financial Statements) (the "Conclusive Cash Payment"). If the Conclusive Cash Payment is different than the Cash Payment, then, within two business days of the determination of the Conclusive Cash Payment, Seller (Buyer) will pay to Buyer (Seller), as appropriate, an amount equal to the difference between the Cash Payment and the Conclusive Cash Payment, together with interest thereon at the rate of 7.0% per annum during the period commencing on and including the Closing Date and continuing through but excluding the date such payment is made.

          (b) Within 60 days after receipt of the March Financial Statements, Buyer may demand, by written notice to Seller (an "Audit Notice"), that the March Financial Statements be audited by the same accounting firm preparing the Audited Financial Statements delivered pursuant to Section 0. Such accounting firm will (i) prepare such audited financial statements within 60 days of referral to such firm (the "Audited March Financial Statements") and (ii) recalculate the Cash Payment based on the balance sheet contained in the Audited March Financial Statements (instead of the March Financial Statements) (the "Auditor's Conclusive Cash Payment"), which in each case will be final and binding on Buyer and Seller, in the absence of manifest error, for the purposes of this Section 2.3(a). If Buyer does not deliver an Audit Notice to Seller within such 60-day period, there will be no additional adjustment of the Purchase Price.

          (c) If the Auditor's Conclusive Cash Payment is different than the Conclusive Cash Payment, then, within two business days of the determination of the Auditor's Conclusive Cash Payment, Seller (Buyer) will pay to Buyer (Seller), as appropriate, an amount equal to the difference between the Conclusive Cash Payment and the Auditor's Conclusive Cash Payment (the "Cash Payment Difference"), together with interest thereon at the rate of 7.0% per annum during the period commencing on and including the Closing Date and continuing through but excluding the date such payment is made.

          (d) Buyer will be solely responsible for the costs of the audit of the March Financial Statements if (i) the Cash Payment Difference is less than or equal to $50,000, or (ii) the Cash Payment Difference that Buyer is required to pay to Seller exceeds $50,000. Seller will be solely responsible for the costs of the audit of the March Financial Statements if the Cash Payment Difference that Seller is required to pay to Buyer exceeds $50,000.

          (e) The "Final Purchase Price" is the Purchase Price, increased or decreased, as applicable, by the amount paid by Buyer or Seller pursuant to this Section 2.3. Each of Buyer and Seller agree (i) prior to Closing, to reasonably cooperate to prepare a schedule allocating the Final Purchase Price among the assets acquired hereunder in accordance with Section 1060 of the Code and the regulations thereunder, and, after Closing, to prepare any necessary adjustments thereto, (ii) to file IRS Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with such allocation schedule (as adjusted) and (iii) to provide the other promptly with any other information required to complete IRS Form 8594.

     2.4 The Closing. The closing of the purchase and sale of the Shares (the "Closing") will take place at the offices of Kirkpatrick & Lockhart Preston Gates Ellis LLP in Seattle, Washington, commencing at 9:00 a.m., local time, on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the purchase and sale of the Shares (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date, time or location as Buyer and Seller may mutually determine (the "Closing Date").

     2.5 Deliveries at the Closing. At the Closing:

          (a) Seller will deliver to Buyer:

               (i) certificates representing the Shares, free and clear of any Encumbrances, transfer restrictions or restrictive legends (other than as contemplated by the Security Documents), registered in such names and in such denominations as may be requested by Buyer (provided that such Shares upon reissue will be subject to the Security Agreement and Pledge Agreement), duly endorsed or accompanied by duly executed stock powers;

               (ii) a duly executed Seller's certificate, substantially in the form of Exhibit F, as to whether each condition specified in Sections 8.1(a)-(c) has been satisfied;

               (iii) a duly executed Seller's certificate by Attorney-in-Fact, substantially in the form of Exhibit G;

               (iv) resignations, effective as of the Closing, of the directors and officers of the Acquired Entities;

               (v) the Transition Services Agreement, duly executed by Holland America Line Inc.;

               (vi) the Trademark License Agreement, duly executed by HAL Antillen;

               (vii) the Security Agreement, duly executed by HAL Antillen; and

               (viii) the Pledge Agreement, duly executed by HAL Antillen.

          (b) Buyer will deliver to Seller:

               (i) the Buyer Note, duly executed by Buyer;

               (ii) the Cash Payment;

               (iii) a duly executed Officers' certificate, substantially in the form of Exhibit H, as to whether each condition specified in Sections 8.2(a)-(c) has been satisfied;

               (iv) a duly executed Secretary's certificate, substantially in the form of Exhibit I;

               (v) the Transition Services Agreement, duly executed by Buyer;

               (vi) the Security Agreement, duly executed by Buyer, the Company, Wind Star Limited, Wind Spirit Limited and Surf Limited;

               (vii) the First Preferred Mortgages, each duly executed by the relevant parties identified therein;

               (viii) the Deeds of Covenants, each duly executed by the relevant parties identified therein;

               (ix) the Pledge Agreement, duly executed by Buyer; (x) the Trademark License Agreement, duly executed by the Company;

               (xi) the Subsidiary Guarantee, duly executed by the relevant parties; and

               (xii)  the  Parent   Guarantee,   duly  executed  by  Ambassadors
          International, Inc.

                                   ARTICLE 3.
                         REPRESENTATIONS AND WARRANTIES
                         CONCERNING THE SELLER AND BUYER

     3.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

               (a) Status of Seller. Seller is an entity validly existing and in good standing under the Laws of the jurisdiction of its creation, formation, or organization and is duly qualified to conduct business and is in good standing in each jurisdiction where such qualification is required.

               (b) Power and Authority; Enforceability. Seller, and each Affiliate of Seller, has the entity power and authority to execute and deliver each Transaction Document to which it is a party, and to perform and consummate the Transactions. Seller, and each Affiliate of Seller, has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of its obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which Seller, and each Affiliate of Seller, is a party has been duly authorized, executed, and delivered by, and is enforceable against, such party, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

               (c) No Violation. The execution and the delivery of the Transaction Documents by Seller and the performance and consummation of the Transactions by Seller will not (i) breach any provision of its Organizational Documents, (ii) breach any Law, Order, material Contract, or material Permit to which Seller is a party or by which Seller is bound, or (iii) require any Consent, in each case except as set forth on Schedule 3.1(c) and except for any Consent required in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

               (d) Brokers' Fees. Seller does not have any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Buyer or the Company could become directly or indirectly liable.

     3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (in each case, except as expressly provided in a representation or warranty).

               (a) Entity Status. Buyer is an entity validly existing and in good standing under the Laws of the jurisdiction of its creation, formation or organization.

               (b) Power and Authority; Enforceability. Buyer, and each Affiliate of Buyer, has the relevant entity power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the Transactions. Buyer, and each Affiliate of Buyer, has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of its obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which Buyer, and each Affiliate of Buyer, is a party has been duly authorized, executed and delivered by, and is enforceable against, such party, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

               (c) No Violation. The execution and delivery of the Transaction Documents to which Buyer is a party by Buyer and the performance and consummation of the Transactions by Buyer will not (i) breach any provision of its Organizational Documents; (ii) breach any Law, Order, material Contract, or material Permit to which Buyer is a party or by which it is bound or to which any of its assets is subject; or (iii) require any Consent, in each case except as set forth on Schedule 3.2(c) and except for any Consent required in connection, or in compliance, with the provisions of the HSR Act.

               (d) Brokers' Fees. Buyer has no liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which any Seller (or, if the Closing does not occur, the Company) could become liable.

                                   ARTICLE 4.
                         REPRESENTATIONS AND WARRANTIES
                             CONCERNING THE COMPANY

     HAL Antillen represents and warrants to Buyer that the statements contained in this ARTICLE 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (in each case except as expressly provided in a representation or warranty), except as set forth in the schedules HAL Antillen has delivered to Buyer (as amended in accordance with this Agreement, the "Disclosure Schedule"). The Parties acknowledge that any representations relating to the Acquired Entities will refer (a) as of the date hereof, only to the Acquired Entities that are in existence on the date hereof; and (b) as of the Closing Date, to the Acquired Entities that are in existence on the Closing Date. In addition, the Parties acknowledge and agree that prior to Closing Seller (i) will amend and supplement the Disclosure Schedule, as applicable, to reflect the formation of Surf Limited pursuant to Section 6.10, and (ii) within five business days from the date of this Agreement may amend and supplement the Disclosure Schedule as necessary with respect to any other matters to properly reflect all exceptions to the representations and warranties herein. Any such amendment or supplement to the Disclosure Schedule will be deemed to be disclosed as of the Closing Date for purposes of the accuracy of the representations and warranties made in this Agreement as of the Closing Date. The Disclosure Schedule will identify exceptions to representations and warranties with reasonable particularity and describe the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty addresses the existence of the document or other item itself). Buyer acknowledges that it has conducted a due diligence review with respect to the Acquired Entities and that, to Buyer's Knowledge, as of the date of this Agreement, the Disclosure Schedule identifies all exceptions to representations and warranties with reasonable particularity and describes the relevant facts in reasonable detail. The Disclosure Schedule is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement.

     4.1 Entity Status. Each Acquired Entity is an entity validly existing and in good standing under the Laws of the jurisdiction of its creation, formation or organization. Each Acquired Entity is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Acquired Entity has the requisite power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted. HAL Antillen has provided to Buyer correct and complete copies of each Acquired Entity's Organizational Documents, as amended to date, and the minute books containing the records of meetings and actions of shareholders for each Acquired Entity. No Acquired Entity is in breach of any provision of its Organizational Documents, which breach could have a Material Adverse Effect on Buyer or any Acquired Entity.

     4.2 No Violation. Except as listed on Schedule 4.2, neither the execution and the delivery of any Transaction Document, nor the consummation of the Transactions contemplated thereby, will (a) breach any provision of the Organizational Documents of any Acquired Entity; (b) breach any Law, Order, material Contract, or material Permit to which any Acquired Entity is a party or by which it is bound or to which any of its assets is subject; (c) require any Consent other than as may be required in connection, or in compliance, with the provisions of the HSR Act; or (d) trigger any rights of first refusal, preferential purchase, or similar rights.

     4.3 Brokers' Fees. Except as may have been created by or through Buyer or any of its Affiliates, no Acquired Entity has any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Buyer or any Acquired Entity could become directly or indirectly Liable.

     4.4 Capitalization. The authorized Equity Interests of the Company are set forth on Schedule 4.4. All of the Shares: (a) have been duly authorized and are validly issued, fully paid, and nonassessable, (b) were issued in compliance with all applicable securities Laws, (c) were not issued in breach of any contractual obligation, and (d) are owned beneficially by HAL Antillen free and clear of any Encumbrances. There is no outstanding subscription, option, warrant, call, right or other agreement or commitment obligating HAL Antillen to issue, sell, deliver, transfer, repurchase, redeem or otherwise acquire (including any right of conversion or exchange under any outstanding security or instrument) any security or other evidence of any Equity Interest of the Company. There are no Contracts with respect to the voting of the Shares.

     4.5 Acquired Subsidiaries. Set forth on Schedule 4.5 for each Acquired Subsidiary is (a) its jurisdiction of creation, formation, or organization, (b) the number of authorized Equity Interests of each class of its Equity Interests,
(c) the number of issued and outstanding Equity Interests of each class of its Equity Interests and the names of the holders thereof, and (d) the number of Equity Interests held in treasury. All of the issued and outstanding Equity Interests of each Acquired Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable. The Company owns beneficially all of the outstanding Equity Interests of the Acquired Subsidiaries, free and clear of any Encumbrances (other than restrictions under applicable securities Laws). There is no outstanding subscription, option, warrant, call, right or other agreement or commitment obligating the Company to issue, sell, deliver, transfer, repurchase, redeem or otherwise acquire (including any right of conversion or exchange under any outstanding security or instrument) any security or other evidence of any Equity Interest of any Acquired Subsidiary. Except as set forth on Schedule 4.5, there are no Contracts with respect to the voting of the Equity Interests of any Acquired Subsidiary. No Acquired Entity controls, directly or indirectly, or has any direct or indirect Equity Interest in any Person that is not an Acquired Subsidiary.

     4.6 Financial Statements; Undisclosed Liabilities.

               (a) Seller has delivered to Buyer unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended November 30, 2005 and 2006 for the Company. The foregoing financial statements, and, at Closing, any financial statements delivered pursuant to Section 6.9,
          (A) have been (or will have been) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby,
          (B) present (or will present) fairly and accurately the financial condition of the Company and its subsidiaries as of such dates in all material respects and the results of operations of the Company and its subsidiaries for such periods in all material respects, (C) are (or will be) correct and complete in all material respects, and (D) are (or will be) consistent with the books and records of the Company; provided, however, that such unaudited financial statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

               (b) Other than as to discrepancies for which there has been an adjustment to the Cash Payment pursuant to Section 2.3, no Acquired Entity has any Liability except for (i) Liabilities reflected in the February Financial Statements and not heretofore paid or discharged, and (ii) Liabilities that have arisen after the Balance Sheet Date in the ordinary course of business which, individually or in the aggregate, are not material or have otherwise arisen in compliance with this Agreement.

     4.7 Subsequent Events. Except as set forth in Schedule 4.7, as consented to by Buyer pursuant to Section 6.3, or as otherwise contemplated herein, during the period from the Balance Sheet Date through the Closing, the Acquired Entities have been operated in the ordinary course of business and there have been no events, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the foregoing, during that period, except as set forth in Schedule 4.7 or as otherwise contemplated herein, and except for events, series of events or the lack of occurrence thereof that could not reasonably be expected to have (singularly or in the aggregate) a Material Adverse Effect on the Company, none of the following have occurred:

               (a) no Acquired Entity has sold, leased, transferred, or assigned any assets other than for a fair consideration in the ordinary course of business;

               (b) other than voyage charters of the type typically entered into by Company in the ordinary course of business and other than Contracts necessary to enable the Company to proceed with the scheduled 2007 drydocking of the Wind Spirit (copies of which will be promptly provided to Buyer), no Acquired Entity has entered into any Contract (or series of related Contracts) involving more than $100,000 or that is outside the ordinary course of business;

               (c) no Encumbrance has been imposed upon any assets of any Acquired Entity other than Permitted Encumbrances; (d) other than capital expenditures necessary to enable the Company to proceed with the scheduled 2007 drydocking of the Wind Spirit, no Acquired Entity has made any capital expenditure (or series of related capital expenditures) involving more than $50,000 individually or in the aggregate;

               (e) no Acquired Entity has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

               (f) no Acquired Entity has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Liability for borrowed money or capitalized lease Contract;

               (g) no Acquired Entity has canceled, compromised, waived, or released any Action (or series of related Actions) involving more than $50,000;

               (h) no Acquired Entity has granted any Contracts or any rights under or with respect to any Intellectual Property, other than such rights as the Company ordinarily grants in the execution of routine sales and marketing agreements;

               (i) there has been no change made or authorized to be made to any Acquired Entity's Organizational Documents; (j) no Acquired Entity has declared, set aside, or paid any dividend or made any distribution with respect to its Equity Interests (whether in cash or in kind), or redeemed, purchased, or otherwise acquired any of its Equity Interests except dividends and other transactions solely among the Acquired Entities or;

               (k) no Acquired Entity has experienced any damage, destruction, or loss (whether or not covered by insurance) to its properties;

               (l) no Acquired Entity has effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP or to conform a subsidiary's accounting policies and practices to the Company's;

               (m) no Acquired Entity has entered into any employment, collective bargaining or similar Contract or modified the terms of any such existing Contract; provided that the foregoing shall not be construed to prevent the Company from entering into standard form individual employment contracts, consistent with past practice, as may be required from time to time in the routine management of the Vessels;

               (n) there has not been any other occurrence, event, incident, action, failure to act or transaction with respect to any Acquired Entity outside the ordinary course of business and involving amounts in excess of $50,000; and

               (o) no Acquired Entity has committed to any of the foregoing.

     4.8 Legal Compliance. Except as set forth in Schedule 4.14, the Acquired Entities have materially complied with all applicable Laws, and no Action is pending, or to the Knowledge of Seller threatened, against any of them alleging any failure to so comply. Notwithstanding the foregoing, no representation or warranty is made in this Section 4.8 with respect to Environmental, Health, and Safety Requirements, which are covered exclusively in Section 4.16.

     4.9 Tax Matters.

               (a) Other than as to discrepancies for which there has been an adjustment to the Cash Payment pursuant to Section 2.3, no Acquired
          Entity has outstanding any material Liability for Taxes, including Taxes relating to prior periods, other than those set forth or adequately reserved against in the February Financial Statements or those incurred since the Balance Sheet Date in the ordinary course of business.

               (b) Each Acquired Entity (or an Affiliate of such Acquired Entity) has duly filed when due all Tax reports and returns in connection with and in respect of such Acquired Entity's business and assets, and has timely paid and discharged all amounts shown as due thereon.

               (c) No Acquired Entity has an outstanding notice of any Tax deficiency

               (d) No Acquired Entity has now in effect any waiver of any statute of limitations on the assessment or collection of any Tax, nor has an Acquired Entity or Tax Parent executed or filed with any Governmental Body any Contract now in effect extending the period for assessment or collection of any Taxes against it.

               (e) There are no Encumbrances for Taxes upon, or pending against, any asset of any Acquired Entity. (f) No Acquired Entity is a party to any Tax allocation or sharing Contract. (g) No Acquired Entity (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (ii) has any Liability for the Taxes of any Person (other than each Acquired Entity) under Treas. Reg. Section 1.1502-6 or similar Law, as a transferee or successor, by Contract, or otherwise.

               (h) Each Acquired Entity has made the appropriate election to be recognized as a disregarded entity for U.S. Tax purposes and has filed Internal Revenue Service Form 8832, a copy of which has been provided to Buyer.

               (i) Set forth on Schedule 4.9 is a list of all jurisdictions where each Acquired Entity and each Tax Parent has paid Taxes, or filed a Tax Return within the last three years.

               (j) The Tax Parent has not been subject to any Tax examination by any Governmental Body which relates to the business carried on by the Acquired Entities.

     4.10 Real Property. None of the Acquired Entities owns, or has ever owned, any real property.

     4.11 Intellectual Property.

               (a) Schedule 4.11(a)(1) contains a complete and accurate list of all of the material Intellectual Property owned by the Acquired Entities as of the date hereof and that will continue to be owned by the Acquired Entities as of the Closing. Schedule 4.11(a)(2) contains a complete and accurate list of all of the material Intellectual Property that is either (i) owned by the Acquired Entities as of the date hereof that will not be owned by the Acquired Entities as of the Closing or (ii) used or held for use by the Acquired Entities in the conduct of their business but is not owned by an Acquired Entity, other than reservations systems, accounting systems, purchasing and inventory systems and shoreside based computer hardware and software. For the avoidance of doubt, the Intellectual Property listed on
          Schedule 4.11(a)(2) together with reservations systems, accounting systems, purchasing and inventory systems and shoreside based computer hardware and software are not included in the sale that is contemplated by this Agreement, and the representations and warranties contained in this Section 4.11 relate solely and exclusively to Intellectual Property owned by the Acquired Entities that is identified on Schedule 4.11(a)(1).

               (b) Neither the license nor other use of any Intellectual Property owned by the Acquired Entities has to Seller's Knowledge (i) violated or infringed, and (ii) currently does not violate or infringe, upon the Intellectual Property of any Person. Except as set forth in Schedule 4.14, neither Seller nor any Acquired Entity has been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim of infringement of any other Person's Intellectual Property, which Actions are still active, and neither Seller nor any Acquired Entity has any outstanding Actions for (or any knowledge of) any continuing infringement of Intellectual Property by any other Person.

               (c) Each Acquired Entity (i) is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Encumbrances), any and all Intellectual Property owned by it, (ii) or Seller or one of its Affiliates has rights to the use of all such Intellectual Property used by the Acquired Entities pursuant to license, sublicense, agreement, or permissions and, except as set forth in Schedule 4.11(c), is not contractually obligated to pay any compensation or grant any rights to any third party in respect thereof and (iii) has the right to pursue an application to register any Intellectual Property owned by it that constitutes an application for registration, including all patent applications, trademark applications, service mark applications, copyright applications and mask work applications, and to transfer ownership to Buyer of such application and of the registration once such registration issues.

               (d) The Acquired Entities have taken appropriate measures to protect the confidential and proprietary nature of any Intellectual Property owned by them.

               (e) Any and all Intellectual Property owned by the Acquired Entities that are registrations, including all registered patents, trademarks, service marks, copyrights and masks works, are valid, subsisting and in full force and effect in the jurisdictions in which the Acquired Entities currently conduct business except insofar as the contrary would not have a Material Adverse Effect on the Company.

               (f) None of the Intellectual Property owned by any Acquired Entity is subject to any outstanding order or agreement restricting in any manner the use or licensing thereof by any Acquired Entity.

               (g) To the Seller's Knowledge, subject to the receipt of the Consents set forth on Schedule 4.2, all of the Intellectual Property set forth on Schedule 4.11(a)(1) (i) is freely assignable to Buyer and will continue to be available for use by the relevant Acquired Entity on identical terms following the consummation of the Transactions,
          (ii) will be provided by HAL Antillen or its Affiliates to Buyer pursuant to the Transition Services Agreement or (iii) is included on
          Schedule 6.14(b).

     4.12 Contracts. Schedule 4.12 lists the following Contracts to which any Acquired Entity is a party:

               (a) any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

               (b) other than Contracts that will not be binding upon Buyer or any Acquired Entity after Closing, any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will (i) extend over a period of more than one year or (ii) involve consideration in excess of $50,000;

               (c) any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any Liability for borrowed money or any capitalized lease in excess of $50,000, or under which it has imposed or suffered to exist an Encumbrance on any of its assets;

               (d) any Contract concerning noncompetition;

               (e) any Contract with HAL Antillen or any other Affiliates of HAL Antillen (other than the Acquired Entities); and

               (f) any charter covering any Vessel.

     HAL Antillen has provided to Buyer a correct and complete copy of each written Contract (as amended to date) listed in Schedule 4.12 and a written summary setting forth the terms and conditions of each oral Contract referred to in Schedule 4.12. With respect to each such Contract:

               (i) the Contract is the legal, valid, binding and enforceable obligation of each Acquired Entity which is a party to such Contract and is in full force and effect with respect to each Acquired Entity, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity;

               (ii) to the Seller's Knowledge, subject to the receipt of the Consents set forth on Schedule 4.2, the Contract will continue to be legal, valid and binding, and enforceable by the relevant Acquired Entity, and in full force and effect, on identical terms following the consummation of the Transactions, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity;

               (iii) the Company is not and, to the Seller's Knowledge, no counter-party is, in breach or default of such Contract, and no event has occurred that, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration under the Contract;

               (iv) no Person has provided HAL Antillen or any Acquired Entity with written notice that it intends to terminate the Contract;

               (v) there has not been any assignment by HAL Antillen or, to Seller's Knowledge, any other Person of the Contract and there do not exist any Encumbrances with respect to such Contract except as provided by the terms thereof; and

               (vi) there are no material disputes or, to Seller's Knowledge threatened disputes, with any Person under any Contract.

     4.13 Insurance. Schedule 4.13 lists (a) all insurance policies currently carried by the Acquired Entities or covering the business of the Acquired Entities and (b) all insurance loss runs or workers' compensation claims received with respect to the Acquired Entities for the past three policy years. With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity; (ii) Seller or the Affiliate of Seller which holds the policy is not in breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred that, with notice or the lapse of time, would consititute such a breach or default, or permit termination, modification or acceleration under the policy; and (iii) the insurer has not repudiated any provision thereof. For the avoidance of doubt, the policies listed on Schedule 4.13 will not be assigned or otherwise transferred to Buyer and will terminate as of the close of business on the Closing Date. No insurance that any Acquired Entity has ever carried has been canceled as a consequence of a breach or default thereunder by any Acquired Entity.

     4.14 Litigation. Schedule 4.14 sets forth each instance in which an Acquired Entity (a) is subject to any outstanding Order or (b) is a party to or the subject of any Action. No Action set forth in Schedule 4.14 questions the enforceability of this Agreement or the Transactions or would result in a Material Adverse Effect on the Company. To the Seller's Knowledge, except as disclosed on Schedule 4.14, no Action is pending or threatened against any Acquired Entity.

     4.15 Employees.

          (a) Schedule 4.15(a) sets forth (i) each collective bargaining Contract related to which any Acquired Entity is a party to or bound by, or to which any Affiliate of Seller is a party to or bound by which relates to members of the crew of any Vessel (the "Crew Members"), (ii) any existing strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes with respect to the Acquired Entities or the Crew Members and (iii) each form of employment agreement to which any Acquired Entity is a party to or bound by not otherwise included in (i) above. No Acquired Entity has committed any unfair labor practice (as determined under any Law) that could result in a Liability to Company.

          (b) Schedule 4.15(b) sets forth each employee benefit plan or arrangement of any type (including plans described in Section 3(3) of ERISA) under which any Acquired Entity has or in the future could have directly, or indirectly through a commonly controlled entity (within the meaning of Sections 414(b), (c), (m) and (o) of the Code), any Liability with respect to any Acquired Entity's or commonly controlled entity's current or former employees.

          (c) Schedule 4.15(c) sets forth an employee census with respect to each of the Vessels as of the date indicated thereon.

     4.16 Environmental, Health, and Safety Matters.

          (a) Each Acquired Entity has obtained all material Permits that are required pursuant to Environmental, Health, and Safety Requirements for the operation of its business, and has materially complied with, and is in material compliance with, all such Permits. A list of all such Permits is set forth in Schedule 4.16(a).

          (b) Except as set forth in Schedule 4.16(b), no Acquired Entity has received any written notice or report regarding any actual or alleged violation of Environmental, Health, and Safety Requirements or any material Liabilities, including any investigatory, remedial or corrective
     Liabilities, relating to any of it or its assets arising under Environmental, Health, and Safety Requirements.

4.17 Permits. The Acquired Entities possess all material Permits required to be obtained for their business and operations. Schedule 4.17 sets forth a list of all such Permits, other than Permits relating to berthing arrangements. Except as set forth in Schedule 4.17, with respect to each such Permit:

          (a) it is valid, subsisting and in full force and effect;

          (b) there are no violations of such Permit that would result in a termination of such Permit;

          (c) no Acquired Entity has received written notice that such Permit will not be renewed; and

          (d) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions.

     Notwithstanding  the foregoing,  no  representation  or warranty is made in
this   Section  4.17  with  respect  to   Environmental,   Health,   and  Safety
Requirements, which are covered exclusively in Section 4.16. 4.18 Vessels.

          (a) Schedule 4.18(a) lists all vessels owned, chartered, sub-chartered or operated by each Acquired Entity and sets forth, for each such Vessel,
     (i) its name, (ii) its owner, (iii) the arrangement (including inter-company arrangements) pursuant to which such Vessel is chartered, sub-chartered or operated by such Acquired Entity, (iv) its official number and call sign, (v) its registration and flag, (vi) the vessel type, (vii) its class description, (viii) the name of its classification society, (ix) the shipyard and year in which the Vessel was constructed, (x) the date of the Vessel's last special survey as of the date hereof, (xi) the date of the Vessel's last dry-docking prior to the date hereof, and (xii) the scheduled date of the Vessel's next dry-docking for purposes of the next scheduled special survey as of the date hereof.

          (b) Except as set forth in Schedule 4.18(b), each Vessel: (i) is free and clear of all Encumbrances, charters, mortgages and maritime liens or any other debts whatsoever, other than Permitted Encumbrances; (ii) to Seller's Knowledge is adequate and suitable for use by its respective
     Acquired Entity in its business as presently conducted in all material respects, ordinary wear and tear and depreciation excepted; (iii) is permanently registered in the name of its owner with the appropriate maritime authorities under the law of its flag state free and clear of any charters other than Permitted Encumbrances; (iv) to Seller's Knowledge is, and will be delivered and taken over as it was at the time of inspection, fair wear and tear excepted, with class maintained, free of any conditions, recommendations, notations, visas and reservations by the classification society in which it is entered, free of material average damage affecting class, with all class and trading certificates, national and international, clean, valid and unextended without condition by class and with each Vessel's hull surveys and continuous machinery survey cycles up to date and unextended; (v) to Seller's Knowledge is in conformity with current requirements of the U.S. Coast Guard, IMO and SOLAS and all other national and international Laws which are required to be complied with or observed by such Vessel in order to allow such Vessel to operate in its business as presently conducted and, subject to the next subclause, there are no circumstances which indicate that any of the Permits relating to the foregoing may be revoked or may not be renewed, in whole or in part, in the ordinary course of events; (vi) to Seller's Knowledge has not received notice of any Governmental Body regarding impending Laws that would prevent such Vessel from operating in its business as presently conducted; and
     (vii) to Seller's Knowledge has not been employed in any trade or business which is unlawful under the Laws of any relevant jurisdiction or in carrying illicit or prohibited goods, in each case to the extent such use has or could have a continuing Material Adverse Effect on the Company or in any manner whatsoever which may render it liable to destruction, seizure or confiscation. For the purposes of this Section 4.18(b), the term "Seller's Knowledge" shall also include the actual conscious knowledge of Rob Boksem.

     4.19 Title to Vessels. Each Acquired Entity has good and marketable title to its respective Vessel, as applicable, in each case free and clear from any Encumbrances, other than Permitted Encumbrances. 4.20 Representations Complete. Except as and to the extent set forth in this Agreement, Seller makes no representations or warranties whatsoever (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) to Buyer and hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information not included herein that was made, communicated, or furnished (orally or in writing) to Buyer or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of Seller or any Affiliate of Seller). Without limiting the generality of the foregoing, except as expressly provided herein and without modifying the obligations of Seller under Section 7.3, Seller makes no representations or warranties regarding the condition of any Vessel, it being agreed that, at Closing, Buyer has no right to require that any Vessel be in any condition other than AS IS, WITH ALL FAULTS, ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, BEING DISCLAIMED BY SELLER.

                                   ARTICLE 5.
                             INTENTIONALLY OMITTED

                                   ARTICLE 6.
                             PRE-CLOSING COVENANTS

     The Parties agree as follows with respect to the period between the execution of this Agreement and the earlier of the Closing and the Termination
Date: 6.1 General. Each Party will use commercially reasonable best efforts to take all actions and to do all things necessary to consummate, make effective, and comply with all of the terms of this Agreement and the Transactions applicable to it (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control, as set forth in
ARTICLE 8).

     6.2 Notices and Consents.

          (a) Seller will give any notices to third parties, and will use commercially reasonable best efforts to obtain any third party Consents listed on Schedule 3.1(c) or 4.2, or that Buyer reasonably may otherwise request in connection with the matters referred to in Sections 3.2(c). Seller will give any notices to, make any filings with, and use commercially reasonable efforts to obtain any other Consents of Governmental Bodies, if any, required or reasonably deemed advisable by Buyer pursuant to any applicable Law in connection with the Transactions.

          (b) Buyer will give any notices to third parties, and will use commercially reasonable best efforts to obtain any third party Consents listed on Schedule 3.2(c), or that the Company reasonably may otherwise request in connection with the matters referred to in Section 3.1(c) or
     4.2.  Buyer  will give any  notices  to,  make any  filings  with,  and use commercially reasonable efforts to obtain any other Consents of Governmental Bodies, if any, required or reasonably deemed advisable by the Company pursuant to any applicable Law in connection with the Transactions.

          (c) Seller will use commercially reasonable best efforts to provide all of the documentation listed in Section 8.1(f) at or prior to Closing.

     6.3 Operation of Business. Without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), none of the Acquired Entities will engage in any practice, take any action, or enter into any transaction outside the ordinary course of business or engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.7. Subject to compliance with applicable Law, Seller will confer on a regular and frequent basis with one or more representatives of Buyer to report on operational matters and the general status of the Acquired Entities' ongoing business, operations and finances and will promptly provide to Buyer or its representatives copies of all material filings the Company makes with any Governmental Body during such period.

     6.4  Full   Access.   Seller  and  the   Acquired   Entities   will  permit
representatives of Buyer (including financing providers), upon reasonable notice, to have full access at reasonable times, and in a manner so as not to interfere with the normal business operations of Seller or the Acquired Entities, to the Vessels and to books, records, Contracts and documents pertaining to the Acquired Entities or the Vessels and all financial, operating and other data, and other information as Buyer may reasonably request solely for the purpose of enabling Buyer to plan for the assumption of operations of the Company.

     6.5 Notice of Developments. Seller will give prompt written notice to Buyer of any development occurring after the date of this Agreement which causes a breach of any of the representations and warranties in Section 3.1 or ARTICLE 4. Buyer will give prompt written notice to Seller of any development occurring after the date of this Agreement which causes a breach of any of the representations and warranties in Section 3.2. No disclosure by any Party pursuant to this Section 6.5 will be deemed to amend or supplement the schedules or to prevent or cure any misrepresentation or breach of any representation, warranty, or covenant.

     6.6 Exclusivity. Seller will not (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any of the Shares or any substantial portion of the assets of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and the terms of any such proposal, offer, inquiry, or contact. For the avoidance of doubt, the obligations of Seller under this Section 6.6 shall not extend beyond the Termination Date.

     6.7 Confidentiality; Publicity. Except as may be required by Law or the rules and regulations of any applicable stock exchange or as otherwise expressly contemplated herein, no Party or their respective Affiliates, employees, agents, and representatives will disclose to any third party the existence of this Agreement, the subject matter or terms hereof or any Confidential Information concerning the business or affairs of any other Party that it may have acquired from such Party in the course of pursuing the Transactions without the prior written consent of Seller or Buyer, as the case may be; provided, however, any Party may disclose any such Confidential Information as follows: (a) to such Party's Affiliates and its or its Affiliates' employees, lenders, counsel, or accountants, the actions for which the applicable Party will be responsible; (b) to comply with any applicable Law or Order or rule or regulation of any applicable securities exchange, provided that prior to making any such disclosure the Party making the disclosure notifies the other Party of any Action of which it is aware which may result in disclosure and uses commercially reasonable efforts to limit or prevent such disclosure; (c) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the Party or its Affiliates making such disclosure; (d) to the extent that the same information is in the possession (on a non-confidential basis) of the Party making such disclosure prior to receipt of such Confidential Information; (e) to the extent that the Party that received the Confidential Information independently develops the same information without in any way relying on any Confidential Information; or (f) to the extent that the same information becomes available to the Party making such disclosure on a nonconfidential basis from a source other than a Party or its Affiliates, which source, to the disclosing Party's knowledge, is not prohibited from disclosing such information by a legal, Contractual, or fiduciary obligation to the other Party. If the Transactions are not consummated, each Party will return or destroy as much of the Confidential Information concerning the other Party as the Parties that have provided such information may reasonably request. At or after execution of this Agreement, the Parties will issue a mutually agreed press release; provided that neither Seller nor any of its Affiliates on the one hand, nor Buyer nor any of its Affiliates on the other hand, will issue any additional press release or other public announcement related to this Agreement or the Transactions without the other Party's prior approval.

     6.8 Affiliated Transactions. Except as set forth on Schedule 6.8, at or prior to Closing and other than the Ancillary Agreements, Seller will cause all Contracts and transactions by and between the Company, on one hand and the Company's Affiliates (other than the Acquired Subsidiaries), on the other hand, to be terminated effective as of the Closing, without any cost or continuing obligation to the Company or Buyer.

     6.9 February Financial Statements. Prior to the Closing, Seller will deliver to Buyer unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow for the Company and with respect to the Wind Surf as of and for the period ended February 28, 2006 (the "February Financial Statements").

     6.10 Transfer of Wind Surf. At or prior to Closing, HAL Antillen will, at Buyer's sole cost and expense, (a) form Surf Limited as a wholly-owned subsidiary of the Company, and (b) transfer and convey ownership of the Wind Surf to Surf Limited and reflag the Wind Surf to the Bahamian registry as evidenced by documentation reasonably acceptable to Buyer. The obligations of Buyer pursuant to this Section 6.10 apply whether or not Closing occurs.

     6.11 Employee Matters.

          (a) Prior to and after Closing, nothing in this Agreement will prohibit Seller or its Affiliates from offering alternative employment to any Persons who were party to or bound by any Contracts or collective bargaining agreements with Seller or its Affiliates prior to Closing or to other Crew Members so long as such offer of employment would not be for a period that includes any portion of the Person's then-existing sailing assignment. Nothing contained in this Section 6.11 or elsewhere in this Agreement shall constitute a representation or warranty or covenant by Seller or its Affiliates that any Crew Member will satisfy its obligations under any such Contract or collective bargaining agreement or otherwise remain as a Crew Member on a Vessel after Closing.

          (b) Prior to Closing, Seller will engage Milliman Inc. to prepare an actuarial study (the "Actuarial Study"), which will be at Buyer's sole cost and expense (regardless of whether Closing occurs), to determine, as of April 10, 2007, the lump sum equivalent present value for benefits accrued to such date, whether or not vested, through participation in the Holland America Line Key Officers' Retirement Plan (Windstar Cruises Key Officers) (the "Windstar Plan") for benefits payable at age 65 by each of the individuals identified in Schedule 6.11(b) (the "Windstar Plan Eligible Employees"). The Actuarial Study shall determine the equivalent present value separately for each Windstar Plan Eligible Employee. Prior to Closing, Buyer will advise Seller in writing whether or not it will, after Closing, assume and perform all liabilities and obligations under the Windstar Plan with respect to all Windstar Plan Eligible Employees other than those who elect to be employed after Closing by Seller or one of its Affiliates or who otherwise cease employment with Buyer or its Affiliates prior to July 15, 2007; provided that such assumption and performance shall be effected by the creation by Buyer of its own plan, which plan shall provide benefits at least as favorable to the participants as the Windstar Plan and which will recognize prior service credited under the Windstar
     Plan  for  purposes  of  vesting  and  benefit   accrual.

     6.12 Berthing Arrangements. At or prior to Closing, Seller will deliver to Buyer a schedule of all existing berthing arrangements with respect to the Vessels.

     6.13 Customer Information. At or prior to closing, (a) Seller shall remove from its records all Windstar Passenger Records and deliver such Windstar Passenger Records to Buyer and (b) use its best efforts to cause Seller's Affiliates (other than the Acquired Entities) to remove from their respective records and destroy all Windstar Passenger Records.

     6.14 Contracts. At or prior to Closing:

          (a) Seller will (i) cause any rights and obligations of any Acquired Entity under any Contract listed on Schedule 6.14(a) to be terminated and
     (ii) use its commercially reasonable best efforts to assist Buyer in entering into Contracts with the counterparties to the Contracts listed on
     Schedule 6.14(a) to provide Buyer with substantially similar services as are currently provided to the Acquired Entities under such Contracts.

          (b) Seller will use its commercially reasonable best efforts to assist Buyer in (i) obtaining assignments of the licenses or other use agreements relating to the items set forth in Schedule 6.14(b) or (ii) entering into new licenses or other use agreements with respect to the items set forth in
     Schedule 6.14(b) to provide Buyer with substantially similar rights to use such items as are currently available to the Acquired Entities.

                                   ARTICLE 7.
                             POST-CLOSING COVENANTS

     The  Parties  agree as follows  with  respect to the period  following  the
Closing:

     7.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each Party will take such further action (including executing and delivering such further instruments and documents) as any other Party reasonably may request, all at the requesting Party's sole cost and expense (unless the requesting Party is entitled to indemnification therefor under ARTICLE 10).

     7.2 Litigation Support. So long as any Party actively is contesting or defending against any Action in connection with (a) the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the other Party will provide such access to its books and records as will be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party or one of its Affiliates is entitled to indemnification therefor under ARTICLE 10).

     7.3 Vessel Certificates. If Seller is unable to provide all of the documentation listed in Section 8.1(f) at or prior to Closing due to remedial work being required as to one or more of the Vessels, and the failure to deliver such documentation does not prevent the Vessels from operating in the ordinary course such that the Closing occurs nonetheless, then Seller will, after Closing, pay the cost of, and will have the right to manage the performance of, the remedial work; such costs shall only be paid by Seller to the extent such costs exceed reserves included in the March Financial Statements (or the Audited March Financial Statements, if applicable) that were established for such work. For these purposes, the costs will include only the incremental costs of doing the work and not those costs that would otherwise be incurred in drydock or wetdock. Incremental costs are intended to mean those costs which are incurred solely as a consequence of the need to perform the repairs and do not include costs that would have been incurred in any event (e.g., if a propeller had to be fixed and the Vessel is in drydock for its regularly scheduled drydock, HAL Antillen would not have to reimburse the cost of taking the Vessel dry to repair the propeller other than for additional days in drydock that are required solely for the purpose of repairing the propeller). The work by Seller will be performed no later than the next scheduled drydock or wetdock, as appropriate unless it must be performed earlier in order to enable the Vessel to continue operating in the ordinary course.

     7.4 Drydock of Vessels. Buyer agrees to comply with, and cause the Acquired Entities to comply with, the terms and conditions of the Contracts executed with respect to the drydock of the Wind Spirit and Wind Star (each as further described in the recitals of this Agreement) for remedial work purposes.

     7.5 Transfer Taxes. HAL Antillen shall be responsible for any transfer taxes associated with the Transactions.

     7.6 Employment Matters.

          (a) Buyer agrees to assume and perform, or cause the Acquired Entities to assume and perform, the obligations of Seller and its Affiliates under each individual employment Contract and collective bargaining agreement that is applicable only to the Vessels with any Crew Member in respect of any period beginning on or after Closing.

          (b) If, prior to Closing, Buyer delivered notice to Seller pursuant to
     Section 6.11(b) of its intent to assume and perform obligations under the Windstar Plan, then (i) prior to July 15, 2007, Seller shall notify Buyer as to which, if any, of the Windstar Plan Eligible Employees have notified Seller that they intend to be employed by Seller or one of its Affiliates and Buyer shall identify which Windstar Plan Eligible Employees have otherwise decided not to remain employed with Buyer or one of its Affiliates, (ii) on or promptly after July 15, 2007, Seller shall pay to Buyer the equivalent present value as determined by the Actuarial Study as to all other Windstar Plan Eligible Employees, and (iii) concurrently with, and as a condition of such payment, Buyer shall execute and deliver to Seller a writing reasonably satisfactory to Seller assuming and agreeing to perform the liabilities and obligations as to the Windstar Plan as provided for in Section 6.11(b). Buyer and the Company will, jointly and severally, indemnify and hold the Seller Indemnified Parties harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to claims by each such Windstar Plan Eligible Employee with respect to which a payment has been made by Seller to Buyer as above provided and their successors and assigns respecting or in connection with the Windstar Plan, including for benefits thereunder.

     7.7 Audited Financial Statements. Within 60 days after the Closing Date, HAL Antillen will deliver to Buyer audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended November 30, 2005 and 2006 for the Company and with respect to the Wind Surf (collectively, the "Audited Financial Statements").
Buyer will, and will cause the Acquired Entities to, provide HAL Antillen and its accountants and other representatives with access to the books and records of the Acquired Entities and provide any other support necessary in connection with the preparation of the Audited Financial Statements. Whether or not Closing occurs, the cost of preparing the Audited Financial Statements will be borne equally by the Parties, and Buyer agrees to pay its share of such costs within 30 days after receiving an invoice therefore from Seller.

                                   ARTICLE 8.
                               CLOSING CONDITIONS

     8.1 Conditions Precedent to Obligation of Buyer. Buyer's obligation to consummate the Transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below, unless waived in writing by Buyer.

          (a) Accuracy of Representations and Warranties. Each representation and warranty set forth in Section 3.1 and ARTICLE 4 must be accurate and complete in all material respects (for clarification, the foregoing shall not be read to modify in any respect a representation and warranty which is already qualified by its terms by a reference to materiality or Material Adverse Effect) as of the Closing Date, as if made on the Closing Date (except to the extent that any such representations or warranty is made as of a specified date, in which case such representation or warranty will be true and correct in all material respects as of such date).

          (b) Compliance with Obligations. Seller must have performed and complied with all of its covenants and obligations required by this Agreement to be performed or complied with at or prior to Closing in all material respects.

          (c) No Order or Injunction. There must not be pending Order or Action by or before any Governmental Body, arbitrator, or mediator seeking to restrain, prohibit or invalidate the Transactions.

          (d) Consents.  Buyer must have obtained all of the Consents  listed on
     Schedule 3.2(c), other than those which if not obtained would not individually or in the aggregate cause a Material Adverse Effect on Buyer after the consummation of the Transactions. Seller must have obtained all of the Consents listed on Schedules 3.1(c) and 4.2, other than those which if not obtained would not individually or in the aggregate cause a Material Adverse Effect on Seller or the Company, as the case may be.

          (e) Liabilities. Prior to the Closing, Seller must have obtained and delivered to Buyer evidence of the full satisfaction or release of all Liabilities due to the Company from its Affiliates or due from the Company to its Affiliates which are due to be satisfied or released under this Agreement.

          (f) Certificates. Seller must deliver to Buyer evidence that the Vessels are free and clear of all conditions and recommendations affecting class, with all of their classification certificates and international certificates, as well as all other certificates required for worldwide passenger service, which must be valid and unextended, and with all of their survey cycles unextended; provided however, that this condition will be deemed to be satisfied and Closing shall nonetheless occur if the failure to achieve all of the foregoing does not prevent the Vessels from operating in the ordinary course.

          (g) Legal Opinion. Seller must have delivered to Buyer an opinion of the outside counsel listed in Section 11.4, in form and substance as set forth in Exhibit N, addressed to Seller and dated as of the Closing Date.

     (h) HSR. Any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act will have expired or been terminated, if applicable.

     8.2 Conditions Precedent to Obligation of Seller. Seller's obligation to consummate the Transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below, unless waived in writing by Seller.

          (a) Accuracy of Representations and Warranties. Each representation and warranty set forth in Section 3.2 must be accurate and complete in all material respects (for clarification, the foregoing shall not be read to modify in any respect a representation and warranty which is already qualified by its terms by a reference to materiality or a Material Adverse Effect) as of the Closing Date, as if made on the Closing Date (except to the extent that any such representations or warranty is made as of a specified date, in which case such representation or warranty will be true and correct in all material respects as of such date).

          (b) Compliance with Obligations. Buyer must have performed and complied with all its covenants and obligations required by this Agreement to be performed or complied with at or prior to Closing in all material respects.

          (c) No Order or Injunction. There must not be pending Order or Action by or before any Governmental Body, arbitrator, or mediator seeking to restrain, prohibit or invalidate the Transactions.

          (d) Consents.  Buyer must have obtained all of the Consents  listed on
     Schedule 3.2(c), other than those which if not obtained would not individually or in the aggregate cause a Material Adverse Effect on Buyer after the consummation of the Transactions. Seller must have obtained all of the Consents listed on Schedules 3.1(c) and 4.2, other than those which if not obtained would not individually or in the aggregate cause a Material Adverse Effect on Seller or the Company, as the case may be.

          (e) Legal Opinion. Buyer must have delivered to Seller an opinion of the outside counsel listed in Section 11.4, in form and substance as set forth in Exhibit J, addressed to Buyer and dated as of the Closing Date.

          (f) HSR. Any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act will have expired or been terminated, if applicable.

                                   ARTICLE 9.
                                   TERMINATION

     9.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

          (a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

          (b) Buyer or Seller may terminate this Agreement upon delivery of notice if the Closing has not occurred prior to the Expiration Date, unless such date is extended (i) by the mutual written consent of Buyer and Seller or (ii) by either Buyer or Seller by giving notice to the other Party if all other conditions to Closing set forth herein are satisfied except that any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act has not expired or been terminated, if applicable, in which case the Expiration Date will automatically be extended for 30 days; provided however that the right to terminate this Agreement under this Section 9.1(b) will not be available to any Party whose breach of any representation, warranty, covenant or agreement under this Agreement (that has not been waived) has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, after giving effect to any amendment or supplement to the Disclosure Schedule.

          (c) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, after giving effect to any amendment or supplement to the Disclosure Schedule.

          (d) Seller may terminate this Agreement by giving notice to Buyer at any time prior to the Closing if Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect.

          (e) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if Seller amends and supplements the Disclosure Schedule delivered pursuant to ARTICLE 4 (other than to reflect the formation of Surf Limited pursuant to Section 6.10), and such amendments and supplements, in the aggregate, reveal facts or circumstances which reflect in a material adverse way on the business of the Acquired Entities taken as a whole.

     9.2 Effect of Termination.

          (a) Except for the obligations under Sections 6.7, the cost obligations of Buyer under Sections 6.10, 6.11 and 7.7, this ARTICLE 9 and
     ARTICLE 11, if this Agreement is terminated under Section 9.1, then, except as provided in this Section 9.2 all further obligations of the Parties under this Agreement will terminate.

          (b) If Buyer terminates this Agreement pursuant to Section 9.1(c), then the rights of Buyer to pursue all legal remedies for Damages Buyer suffers will survive such termination unimpaired and no election of remedies will have been deemed to have been made.

          (c) If (i) Seller terminates this Agreement pursuant to Section 9.1(d) on or after the date on which this Agreement is made public pursuant to
     Section 6.7, or (ii) Buyer or Seller terminates this Agreement  pursuant to
     Section 9.1(b) and Closing failed to occur prior to the Expiration Date (which is not otherwise extended by mutual agreement) due solely to the failure of Buyer to deliver the items required of it pursuant to the first sentence of Section 8.2(d) or Sections 8.2(e) or 2.5(b) (except that the delivery of an Officers' certificate pursuant to Section 2.5(b)(iii) that does not contain a certification that the condition specified in Section 8.2(c) has been satisfied will not constitute such a failure), then Buyer will pay $5,000,000 to Seller within three business days following such termination, by wire transfer in immediately available funds, to compensate Seller for, among other things, its expenses and management time in pursuing the transaction contemplated hereby and for lost opportunity costs.

                                  ARTICLE 10.
                                 INDEMNIFICATION

     10.1 Survival of Representations and Warranties. Each representation and warranty contained herein will survive the Closing for a period of one year from the Closing Date, except for (a) the representations and warranties in Sections
3.1 and 3.2 which will survive the Closing indefinitely and (b) the representations and warranties in Section 4.6(b), which (i) for all matters related to Taxes will survive the Closing for a period of five years from the Closing Date and (ii) for all other matters will survive the Closing for a period of three years from the Closing Date.

     10.2 Indemnification by Seller. Seller will indemnify and hold the Buyer Indemnified Parties harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any one of the following:

          (a) any breach of any representation or warranty Seller has made in this Agreement as if such representation or warranty were made on and as of the Closing Date;

          (b) any breach by Seller of any covenant or obligation of such Seller in this Agreement; and

          (c) the Complaint and Jury Demand filed January 25, 2006 by plaintiffs James H. Jacobs et al. listed on Schedule 4.14 (the "Jacobs Litigation").

     10.3 Indemnification by Buyer. Buyer will indemnify and hold the Seller Indemnified Parties harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any of the following:

          (a) any breach of any representation or warranty Buyer has made in this Agreement as if such representation or warranty were made on and as of the Closing Date; and

          (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement.

     10.4 Indemnification Claim Procedures.

          (a) If any Action is commenced in which any Indemnified Party is a party that may give rise to a claim for indemnification against any Indemnitor (an "Indemnification Claim") then such Indemnified Party will promptly give notice to the Indemnitor. Failure to notify the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Indemnified Party, except to the extent the defense of such Action is materially and irrevocably prejudiced by the Indemnified Party's failure to give such notice.

          (b) An Indemnitor will have the right to defend against an Indemnification Claim, with counsel of its choice reasonably satisfactory to the Indemnified Party if (i) within 15 days following the receipt of notice of the Indemnification Claim the Indemnitor notifies the Indemnified Party in writing that the Indemnitor will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (ii) the Indemnitor provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnitor will have the financial resources to defend against the Indemnification Claim and pay, in cash, all Damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (iii) the Indemnification Claim involves only money Damages and does not seek an injunction or other equitable relief,
     (iv) settlement of, or an adverse judgment with respect to, the Indemnification Claim is not in the good faith judgment of the Indemnified Party likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and
     (v) the Indemnitor continuously conducts the defense of the Indemnification Claim actively and diligently.

          (c) So long as the Indemnitor is conducting the defense of the Indemnification Claim in accordance with Section 10.4(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim, (ii) the Indemnified Party will not consent to the entry of any Order with respect to the Indemnification Claim without the prior written Consent of the Indemnitor (not to be withheld unreasonably), and (iii) the Indemnitor will not Consent to the entry of any Order with respect to the Indemnification Claim without the prior written Consent of the Indemnified Party (not to be withheld unreasonably, provided that it will not be deemed to be unreasonable for an Indemnified Party to withhold its Consent (A) with respect to any finding of or admission (1) of any breach of any Law, Order or Permit, (2) of any violation of the rights of any Person, or (3) which Indemnified Party believes could have a Material Adverse Effect on any other Actions to which the Indemnified Party or its Affiliates are party or to which Indemnified Party has a good faith belief it may become party, or (B) if any portion of such Order would not remain sealed).

          (d) If an Indemnitor determines not to defend against an Indemnification Claim pursuant to Section 10.4(b), such Indemnitor will have the right to participate in any defense of the Indemnification Claim through counsel of its choice, at such Indemnitor's sole cost and expense, and the Indemnified Party will not consent to the entry of any Order with respect to the Indemnification Claim without the prior written Consent of such Indemnitor (not to be withheld unreasonably).

          (e) For the avoidance of doubt, after Closing, Seller or its Affiliates will continue to conduct the defense, on behalf of the Acquired Entities, with respect to the Jacobs Litigation in accordance with this
     Section 10.4.

     10.5 Limitations on Indemnification Liability.

          (a) The aggregate Liability for money Damages payable by either Seller or Buyer under this Agreement related to breaches of the representations, warranties, and covenants herein (other than the representations and warranties in Sections 3.1 and 3.2, which will not be limited by this
     Section 10.5(a)) will not exceed an amount equal to the Cash Payment, provided that the limitation contemplated hereby will not be applicable with respect to instances of actual fraud or as otherwise set forth in the Ancillary Agreements.

          (b) Neither Buyer nor Seller will have Liability for money Damages under this ARTICLE 10 unless and until the aggregate Damages claimed exceeds $200,000 (the "Threshold Amount"); provided, however, once such amount exceeds the Threshold Amount, the relevant Party will be entitled to recover all amounts to which they are entitled in excess of the Threshold Amount.

          (c) Any claims any Indemnified Party makes under this ARTICLE 10 will be limited as follows:

               (i) The amount of Damages required to be paid for Damages will be reduced to the extent of any amounts an Indemnified Party actually receives pursuant to the terms of the insurance policies (if any) covering such Indemnification Claim.

               (ii) All indemnification obligations will be limited to actual Damages and will exclude incidental, consequential, lost profits, indirect, punitive, or exemplary Damages.

          (d) Except for equitable remedies and injunctive and other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution, or in the case of actual fraud or as otherwise set forth in the Ancillary Agreements, the sole remedy of any party relating to the matters for which such party may be indemnified in this ARTICLE 10 will be the indemnity provided in this ARTICLE 10.

          (e) For the avoidance of doubt, the indemnification provided for in this ARTICLE 10 is in addition to the indemnification set forth in Section 7.6, and the limitations of liability set forth in this Section 10.5 shall not apply to the indemnification set forth in Section 7.6.

                                  ARTICLE 11.
                                  MISCELLANEOUS

     11.1 Entire Agreement. This Agreement, together with the exhibits and schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions, including the letter of intent, dated November 21, 2006, between Holland America Line Inc. and Ambassadors International, Inc. Except as expressly contemplated by ARTICLE 10, there are no third party beneficiaries having rights under or with respect to this Agreement.

     11.2 Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors. If the principal business, operations or a majority or substantial portion of the assets of Seller are assigned, conveyed, allocated or otherwise transferred, including, by sale, merger, consolidation, amalgamation, conversion or similar transactions, such receiving Person or Persons will automatically become bound by the subject to the provisions of this Agreement.

     11.3 Assignments. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. 11.4 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

               If to Seller:

                           Holland America Line Inc.
                           Attn:    Kelly Clark
                           300 Elliott Avenue West
                           Seattle, WA 98119-4199
                           Tel:     (206) 286-3238
                           Fax:     (206) 284-8332

               Copy (which will not constitute notice) to:

                           Kirkpatrick & Lockhart Preston Gates Ellis LLP
                           Attn:    David Tang
                           925 Fourth Avenue, Suite 2900
                           Seattle, Washington 98104
                           Tel:     (206)623-7580
                           Fax:     (206) 623-7022

               If to Buyer:

                           Ambassador International, Inc.
                           Attn:    Joseph McCarthy
                           1071 Camelback Street
                           Newport Beach, CA 92660
                           Tel:     (949) 759-5951
                           Fax:     (949) 759-5970


               Copy (which will not constitute notice) to:

                           Seward & Kissel LLP
                           Attn:    Derick W. Betts
                           One Battery Park Plaza
                           New York, NY 10004
                           Tel:     (212) 574-1200
                           Fax:     (212) 484-8421

     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     11.5 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, subject to Sections 11.6 and 11.10, in addition to any other remedy to which they may be entitled, at Law or in equity.

     11.6 Submission to Jurisdiction; Venue. Each Party submits to the jurisdiction of any state or federal court sitting in Seattle, Washington, in any Action arising out of or relating to this Agreement and agrees that all claims in respect of the Action may be heard and determined in any such court. Each Party also agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each Party agrees that a final judgment in any Action so brought will be conclusive and may be enforced by Action on the judgment or in any other manner provided at Law or in equity. Each Party waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

     11.7 Time. Time is of the essence in the performance of this Agreement.

     11.8  Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

     11.9 Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

     11.10 Governing Law. This Agreement and the performance of the Transactions and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Washington, without giving effect to any choice of Law principles that would require the application of the Law of another jurisdiction.

     11.11 Amendments and Waivers. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

     11.12 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Body, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Body, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

     11.13 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants; provided that each Party will equally bear any filing fees in connection with any required filing under the HSR Act. Seller agrees that the Company has not borne and will not bear any costs and expenses (including any legal fees and expenses of Seller) in connection with this Agreement or any of the Transactions.

     11.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law will be deemed also to refer to the Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words "include," "includes," and "including" will be deemed to be followed by "without limitation." 11.15 Incorporation of Exhibits, Annexes, and Schedules. The exhibits, annexes, schedules, and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof. 11.16 Remedies. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at Law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

                            [Signature page follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                              HAL ANTILLEN N.V.


                              By:      /s/ Stein Kruse
                                       -----------------------------------------
                              Name:    Stein Kruse
                              Title:   President and Chief Executive Officer of
                                       Holland America Line, Proxyholder for
                                       the Seller


                              AMBASSADORS INTERNATIONAL CRUISE GROUP, LLC


                              By:      /s/ David A. Giersdorf
                                       -----------------------------------------
                              Name:    David A. Giersdorf
                              Title:   President